Exhibit 99.1

Press Release
TRIUMPHPAY ANNOUNCES AGREEMENT TO ACQUIRE HUBTRAN
Combined company to create a fully integrated payments network in transportation
DALLAS –April 1, 2021 – TriumphPay, a division of TBK Bank, SSB, announced today that it has entered into a definitive agreement to acquire HubTran, a cloud-based provider of automation software for the transportation industry's back-office.
"Combining TriumphPay and HubTran will allow us to create a fully integrated payments network for transportation servicing brokers and factors," said TriumphPay chief executive officer Jordan Graft. "The network will be open to all joining participants and will provide tools and services to create frictionless presentment, settlement and payment of invoices in transportation. The future of freight payments looks very different starting today, and we are excited to bring this transformational product to the industry for the benefit of all participants.”
TriumphPay offers tools and services to increase automation, mitigate fraud, create back-office efficiency and improve the payment experience. Through the acquisition of HubTran, TriumphPay is creating additional value through the enhancement of its presentment, settlement, and payment capabilities for shippers, 3PL’s and their carriers, and factors. The integration of HubTran's artificial intelligence and machine learning capabilities to the TriumphPay platform will drive meaningful, differentiated outcomes for its platform users.
"We’re very excited about this combination and the tremendous value it will create for our customers," said Matt Bernstein, founder and chief executive officer of HubTran. "In TriumphPay, we've found a great fit for our product and for our team members."
Aaron P. Graft, chief executive officer of Triumph Bancorp, said, “This acquisition, and the subsequent integration of HubTran's powerful settlement capabilities into our platform, underscores Triumph's commitment to the transportation industry. It brings with it existing integrations with over 230 freight brokerage and 50 factoring clients and will materially advance our strategy to create a seamless payment experience. We are committed to consistently evolve and enhance that experience for freight broker, carrier and factoring clients, with the addition of new value-added services to be announced in the near future.”
Under the terms of the agreement, TriumphPay will acquire HubTran for $97 million in cash subject to customary purchase price adjustments and closing conditions. The acquisition is subject to customary closing conditions, including receipt of regulatory approval, and is expected to close in the second quarter of 2021.
BofA Securities, Inc. is acting as exclusive financial advisor and Wachtell, Lipton, Rosen & Katz is acting as legal advisor to TriumphPay in connection with the transaction.
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ABOUT TRIUMPHPAY
TriumphPay is a carrier payment platform that connects brokers, shippers, factors and carriers through forward-thinking solutions that help each party successfully process, settle and manage carrier payments and drive growth. TriumphPay offers supply chain finance to brokers, allowing them to pay their carriers faster and drive carrier loyalty. TriumphPay provides the tools and services to increase automation, mitigate fraud, create back-office efficiency and improve the payment experience.
TriumphPay is a division of TBK Bank, SSB, Member FDIC and Equal Housing Lender, and a member of the Triumph Bancorp, Inc. (Nasdaq: TBK) group. https://www.triumphpay.com
ABOUT HUBTRAN
Based in Chicago, the HubTran team consists of experienced transportation professionals and technology developers. HubTran has sparked a back-office revolution by replacing old-school systems with automation to process invoices, bill customers, and manage documents efficiently. The company does it with enterprise-grade software using optical character recognition and artificial intelligence that's smart, easy, and affordable. HubTran 3PLs and factors work four times faster with better cash flow and incredible accuracy.
https://www.hubtran.com
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements are predictions and that actual events or results may differ materially. Triumph's expected financial results or other plans are subject to a number of risks and uncertainties. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: the ability of Triumph Bancorp, Inc. (the “Company”) to consummate the pending acquisition of HubTran, including the possibility that the expected benefits related to the pending acquisition may not materialize as expected; the pending acquisition of HubTran may not be timely completed, if completed at all; prior to the completion of the pending acquisition of HubTran, HubTran’s business could experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; the Company may be unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies with HubTran within the Company management’s expected timeframes or at all; the ability to satisfy the closing conditions to the HubTran transaction in a timely basis or at all; the ability of the Company or HubTran to retain and hire key personnel; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of TBK Bank and HubTran to terminate the merger agreement; and the outcome of any legal proceedings that may be instituted against the Company, HubTran or their respective directors, officers or employees. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and the forward-looking statement disclosure contained in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 12, 2021. Forward-looking statements speak only as of the date made, and Triumph undertakes no duty to update the information.

TRIUMPH INVESTOR RELATIONS CONTACT
Luke Wyse
Senior Vice President, Finance & Investor Relations
lwyse@tbkbank.com | 214-365-6936

TRIUMPHPAY MEDIA CONTACT
Amanda Tavackoli
Senior Vice President, Director of Corporate Communication
atavackoli@tbkbank.com | 214-365-6930

HUBTRAN MEDIA CONTACT
Josh Asbury
Vice President
jasbury@hubtran.com | 513-476-1436

Source: TriumphPay